Exhibit 99.1
Capital Corp of the West Announces a 20% Earnings Increase Along With a 21% Increase in Total Assets Relative to First Quarter 2003

MERCED, Calif., April 12 /PRNewswire-FirstCall/ — Capital Corp of the West (Nasdaq: CCOW) today announced a 20% increase in net income for the first quarter ended March 31, 2004 relative to the first quarter 2003. “We are pleased with this first quarter performance as the start of the new 2004 year and the continued expansion of our franchise,” stated Chief Executive Officer, Tom Hawker. “Our total assets have increased 21% and deposits increased more than 25% relative to the first quarter of 2003. It is worth noting that this quarter’s strong growth follows a very strong fiscal year 2003 which saw earnings growth of 31% and comes in spite of the fact that we absorbed the costs of fully staffing our Wealth Management / Trust Services division. We anticipate regulatory approval to expand our offerings of these services to our existing and potential new customers within this current quarter. Additionally, last week we received the Carpenter & Co. award for having the best three year stock appreciation for California banks with assets of more than $1 billion. For the three-year period ending December 31, 2003, our stock price has appreciated 281% — a compounded annual growth rate of 56.21%. Our annual shareholder meeting is tomorrow evening at 7:00 and we look forward with great excitement to presenting these above average results and related returns to our shareholders.”

“With a 15.8% Return on Equity (ROE) for the first quarter 2004, we continue providing solid shareholder returns while expanding services to our customer base,” stated Chief Financial Officer, R. Dale McKinney. “These results are especially strong in that relative to first quarter 2003, we have increased our effective tax rate from 23% to 31% in anticipation of both higher Federal and State income tax payments for the year 2004. This first quarter 2004 is our seventh consecutive quarter of achieving our goal of providing a ROE of at least 15% to our shareholders while expanding our franchise at a minimum of at least a 15% pace. Our first quarter 2004 margin of 4.53% continues to be strong relative to peers and is reflective of the current low rate environment.”

Earnings Discussion

Net earnings were $3,644,000 or $0.62 per share for the three months ended March 31, 2004. This compares to earnings of $3,027,000 or $0.52 per share for the same period in 2003. Annualized return on average assets and return on average equity were 1.17% and 15.83% for the first quarter of 2004 compared with 1.20% and 15.37% for 2003.

The 2004 first quarter earnings of $3,644,000 reflect a year over year increase in earnings of $617,000 due primarily to a $2,151,000 improvement in net interest income. The increase in net interest income was driven by a $215,299,000 or a 23% increase in average interest earning assets. The net interest margin for the first quarter of 2004 was 4.53%, a decrease of 9 basis points from the 4.62% achieved during the same period during 2003. In comparing the 2004 to 2003 fourth quarter, noninterest expenses increased by $966,000 due primarily to increases in salaries and benefits of $553,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression and a $96,000 increase in professional fees due primarily to increased officer recruitment costs. Our effective tax rate was 31% for the first quarter of 2004 compared with 23% for the first quarter of 2003. Income tax expense increased $733,000 to $1,637,000 when compared to the $904,000 recorded during the same quarter in 2003. The increase in the 2004 tax rate is attributable to no longer booking REIT tax benefits and a higher level of taxable operating income.

Credit Quality

The Company’s allowance for loan losses was $13,575,000 or 1.72% of total loans at March 31, 2004. Nonperforming assets totaled $3,302,000 or 0.26% of total assets and nonperforming loans stood at $3,242,000 or 0.41% of total loans. At March 31, 2004 the allowance for loan losses totaled 419% of nonperforming loans. This compares to an allowance for loan losses of $12,690,000 or 1.94% of total loans at March 31, 2003. At March 31, 2003, nonperforming assets totaled $2,248,000 or 0.21% of total assets, nonperforming loans totaled $2,188,000 or .33% of total loans and the allowance for loan losses totaled 580% of nonperforming loans. The increase in nonperforming assets between March 31, 2004 and March 31, 2003 was primarily due to the down grading of a $2.1 million secured commercial real estate loan to nonperforming status during the 4th quarter of 2003.

Book Values — Capital

The Company’s capital at March 31, 2004 stood at $94,394,000 compared with $79,881,000 as of March 31, 2003. Book value and tangible book value per share totaled $16.59 and $16.15 as of March 31, 2004 as compared to $14.28 and $13.72 as of March 31, 2003. The Company’s tangible leverage capital ratio stood at 8.50% at March 31, 2004, compared with 8.12% as of March 31, 2003. The Company’s risk based capital ratio stood at 11.77% at March 31, 2004, compared with 11.14% as of March 31, 2003.

Forecasted Information

Looking to the remainder of 2004, Chief Financial Officer R. Dale McKinney comments, “It is difficult to predict future interest rates, but rates are anticipated to remain at the current 40 year historical low levels for at least the near future. Tax equivalent margins improved slightly over fourth quarter 2003 to an average 4.53% for first quarter 2004, but are expected to decline during the year 2004 to an average margin in the 4.40% to 4.45% range. Loan loss accruals for 2004 are anticipated to remain at the same relative levels to loans as during the year 2003. Our effective tax rate for 2004 is forecasted to rise to approximately 31%. For 2004, ROE is forecast to continue at 15% plus and growth in total assets should continue in excess of 15%. This is keeping with our internal goal of at least 15% ROE and expanding our franchise at a minimum rate of 15%. We continue with our forecast of a 10% to 11% earnings improvement over our 2003 year, or fully diluted earnings per share in the $2.53 to $2.56 range. Our 2004 earnings growth is forecast to be below our recent strong annual historical levels and the levels we expect to return to in 2005 and beyond, due to several factors including: The increased effective tax rate, our branch expansion in Fresno, the creation of our Trust Services division, and the expansion of our facilities in Merced to both alleviate overcrowding and to prepare for the additions in employee headcount that will be needed to meet the needs of our anticipated strong future growth. Risk based capital ratios are anticipated in the 11.25% to 11.75% range and leverage capital ratios are anticipated in the 8.00% to 8.50% range during the full 2004 year. These ratios continue to be considered well capitalized by regulatory definitions.”

Conference Call Recording

Capital Corp of the West’s first quarter 2004 earnings conference call is scheduled for April 13th 2004 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends which may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of Regency Investment Advisors (RIA) and County Bank, with more than 26 years of service as “Central California’s Community Bank.” Currently County Bank has nineteen branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 5.1% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.

Capital Corp of the West Consolidated Statements of Income

(Dollars in thousands)
	For the Three Months Ended March 31, 2003	2002	For the Year Ended December 31, 2003	2002

Interest income	$16,906	$14,643	$62,413	$58,811
Interest expense	4,119	4,007	16,253	18,854
Net interest income	12,787	10,636	46,160	39,957
Provision for loan losses	620	671	2,455	4,151
Other income:
Service charges on accounts	1,434	1,277	5,480	5,076
All other income	1,006	1,049	4,697	3,187
Other expenses:
Salaries and related benefits	5,056	4,503	19,071	16,674
Premises and occupancy	779	670	2,946	2,526
Equipment	826	759	3,335	2,954
Professional fees	370	274	1,662	1,177
Marketing	348	260	963	900
Intangible amortization	166	170	676	680
Supplies	222	235	794	780
Other expenses	1,559	1,489	5,938	5,495
Total other expenses	9,326	8,360	35,385	31,186
Income before income taxes	5,281	3,931	18,497	12,883
Provision for income taxes	1,637	904	4,857	2,455
NET INCOME	$ 3,644	$ 3,027	$13,640	$10,428

Capital Corp of the West Consolidated Balance Sheets

(Dollars in thousands)
	At March 31, 2004	2003	2004 Averages QTD	2003 Averages YTD
Assets
Cash and noninterest-bearing
deposits in other banks	$ 40,951	$ 33,197	$ 39,317	$ 35,456
Federal funds sold	2,025	—	4,216	26,673
Time deposits at other
financial institutions	350	600	350	504
Investment securities
available for sale, at
fair value	281,716	255,858	274,046	244,204
Investment securities
held to maturity at
cost, fair value of
$103,921 and $61,641 at
March 31, 2004 and 2003	102,191	59,775	100,499	73,898
Loans, net of allowance
for loan losses of
$13,575 and $12,690 at
March 31, 2004 and 2003	774,806	642,638	757,526	674,006
Interest receivable	5,921	5,517	5,155	5,116
Premises and equipment,
net	17,331	15,278	16,866	15,069
Intangible assets	2,482	3,155	2,570	2,983
Other assets	39,784	33,846	40,363	34,279
Total assets	$1,267,557	$1,049,864	$1,240,908	$1,112,188

Liabilities and
Shareholders’ Equity
Deposits
Noninterest-bearing
demand	$ 197,705	$ 151,409	$ 190,585	$ 164,919
Negotiable orders of
withdrawal	137,505	117,574	134,677	122,927
Savings	343,297	226,049	340,444	274,988
Time, under $100	184,669	158,923	185,895	171,045
Time, $100 and over	175,580	152,816	175,759	178,178
Total deposits	1,038,756	806,771	1,027,360	912,057
Other borrowings	129,844	157,195	115,336	111,331
Accrued interest, taxes
and other liabilities	4,563	6,017	6,110	5,802
Total liabilities	1,173,163	969,983	1,148,806	1,029,190

Preferred stock, no par
value; 10,000,000 shares
authorized; none
outstanding	—	—	—	—
Common stock, no par
value; 20,000,000 shares
authorized; 5,690,602 and
5,592,259 issued &
outstanding at March 31,
2004 and 2003	54,734	46,476	54,437	51,626
Retained earnings	38,174	30,851	36,624	29,498
Accumulated other
comprehensive income	1,486	2,554	1,041	1,874
Total shareholders’
equity	94,394	79,881	92,102	82,998
Total liabilities
and shareholders’
equity	$1,267,557	$1,049,864	$1,240,908	$1,112,188

Loan Portfolio Composition

(Dollars in thousands)	March 31 2004		March 31 2003
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans
Commercial	$ 198,053	25%	$ 147,964	23%
Agricultural	89,521	11	96,047	15
Real estate construction	93,826	12	76,347	11
Real estate mortgage	337,627	43	268,493	41
Consumer	69,354	9	66,477	10
Total	788,381	100%	655,328	100%
Less allowance for loan losses	(13,575)		(12,690)
Net loans	$ 774,806		$ 642,638

Allowance for Loan Loss Activity

	For the Three Months Ended March 31,
	2004	2003	2002
	(In thousands)
Allowance for Loan Losses:
Balance at beginning of period	$ 13,263	$ 12,134	$ 9,743
Provision for loan losses	620	671	780
Charge-offs	(450)	(312)	(480)
Recoveries	142	197	186
Net charge-offs	(308)	(115)	(294)
Balance at end of period	$ 13,575	$ 12,690	$ 10,229

Loans outstanding at period-end	$ 788,380	$ 655,328	$ 547,751
Average loans outstanding	$ 770,998	$ 635,089	$ 530,216

Annualized net charge-offs to average loans	0.16%	0.07%	0.22%
Allowance for loan losses
To total loans	1.72%	1.94%	1.87%
To nonperforming loans	418.73%	580.08%	199.24%

Selected Financial Data

Capital Corp of the West Selected Financial Data	Three Months Ended 03/31/04	Three Months Ended 03/31/03	Twelve Months Ended 12/31/03	Twelve Months Ended 12/31/02

Basic Earnings Per Share	$ .64	$ .54	$ 2.43	$ 1.88
Diluted Earnings Per Share	$ .62	$ .52	$ 2.34	$ 1.83

Annualized Return on:
Average Assets	1.17%	1.20%	1.23%	1.09%
Average Equity	15.83%	15.37%	16.43%	14.94%
Net Interest Margin	4.53%	4.62%	4.53%	4.58%
Efficiency Ratio	60%	63%	62%	63%
Annualized Net Charge-offs to Average Loans	0.16%	0.07%	0.19%	0.31%

Capital / Shareholder information

	March 31, 2004	March 31, 2003

Book Value Per Share	$16.59	$14.28
Tangible Book Value Per Share	$16.15	$13.72

Leverage Capital Ratio	8.50%	8.12%
Risk Based Capital Ratio	11.77%	11.14%

Nonperforming Assets

	March 31 2004	March 31 2003
	(In thousands)

Nonaccrual loans	$2,779	$2,188
Accruing loans past due 90 days or more	463	—
Total nonperforming loans	3,242	2,188
Other real estate owned	60	60
Total nonperforming assets	$3,302	$2,248

Nonperforming loans to total loans	0.41%	0.33%
Nonperforming assets to total assets	0.26%	0.21%

SOURCE Capital Corp of the West
-0- 04/12/2004
/CONTACT: Thomas T. Hawker, President and Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP and Chief Financial Officer, +1-209-725-7435, both of Capital Corp of the West/
/Web site: http://www.ccow.com /
(CCOW)

CO: Capital Corp of the West ST: California IN: FIN SU: ERN ERP CCA